Exhibit 99.1

FOR IMMEDIATE RELEASE

Valassis Announces Full-Year 2012 Financial Guidance

Livonia, Mich., Dec. 13, 2011: Valassis (NYSE: VCI) today provided financial guidance for 2012, expecting full-year diluted earnings per share (EPS) of $3.07 and diluted cash EPS* of $3.97. We believe diluted EPS and diluted cash EPS* are the most relevant performance measures for our business, and we are calculating these based on an estimated 42.9 million in weighted average fully diluted shares outstanding for the year ended Dec. 31, 2012. We expect 2012 capital expenditures of approximately $32 million primarily for technology and product development.

“We are confident in our ability to deliver strong EPS growth,” said Rob Mason, Valassis Chief Executive Officer and President elect. “The anticipated volume growth and strong operating leverage within our Shared Mail business coupled with our stock repurchase program are key to the success of our 2012 plan. Additionally, we intend to place greater urgency and increased focus on building innovative solutions that include blending print and digital.”

Our 2012 guidance takes into consideration the following assumptions:

•	We expect low-single-digit growth in U.S. advertising spend for 2012, along with continued economic uncertainty which we believe will maintain the heightened consumer demand for value-oriented media.

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We expect a postal rate increase of approximately 2% in January 2012 which we expect to pass on to clients per our Shared Mail contracts. Since postage is on average approximately 50% of Shared Mail revenue, for every potential 1% increase in postage, our clients will receive an approximate 0.5% increase.

•	Shared Mail pieces per package are expected to increase while we anticipate packages to remain flat compared to 2011.

•	Our 2012 cooperative Free-standing Inserts (FSI) schedule will have 41 publications compared to 42 in 2011.

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A low-single-digit increase in Selling, General and Administrative costs is expected in 2012 compared to 2011, excluding non-cash stock-based compensation expense in 2011 and 2012. In addition, 2012 non-cash stock-based compensation expense is estimated to be approximately $12.4 million based on our current stock price and fair value assumptions and anticipated 2012 equity compensation grants, compared to approximately $13.2 million for 2011.

•

We assume the use of 50% of free cash flow for stock repurchases during 2012. However, we may use more or less than 50% of free cash flow. Our stock repurchase program does not obligate us to acquire any particular amount of shares of common stock, and may be modified or suspended at any time at our discretion.

2011 Guidance:

Based on our current results and outlook, we reiterate our full-year 2011 guidance for adjusted EBITDA* to be $315.1 million. We are updating full-year 2011 guidance as follows:

•	diluted EPS to be $2.39 (previously $2.33);

•	adjusted diluted EPS* to be $2.62 (previously $2.56) (both exclude the effect of loss on extinguishment of debt and related charges);

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diluted cash EPS* to be approximately $3.65, calculated using current estimated 2011 full-year weighted average diluted shares outstanding of 49.1 million (previously $3.56, calculated using estimated full-year weighted average diluted shares of 49.3 million based on shares outstanding at Sept. 30, 2011); and

•	2011 annual capital expenditures to be approximately $24 million (previously approximately $27 million).

Conference Call Information

We will hold an investor call today to discuss our 2011 financial guidance at 11 a.m. (ET). The call-in number is (877) 941-9205 (please reference conference #4491792). The call will be simulcast on our website at http://www.valassis.com. This press release, together with the webcast and a transcript of the conference call, will be archived on our website under “Investor.”

Non-GAAP Financial Measures

*We define adjusted EBITDA as net earnings before interest expense, net, other non-cash expenses (income), net, income taxes, gain or loss on extinguishment of debt, depreciation, amortization, and stock-based compensation expense. We define diluted cash EPS as net earnings per common share, diluted, plus the per-share effect of depreciation, amortization, stock-based compensation expense and loss on extinguishment of debt and related charges, net of tax, less the per-share effect of capital expenditures. We define adjusted net earnings and adjusted diluted EPS as net earnings and diluted EPS excluding the effect of loss on extinguishment of debt and related charges, net of tax. Adjusted EBITDA, adjusted net earnings, adjusted diluted EPS and diluted cash EPS are non-GAAP financial measures commonly used by financial analysts, investors, rating agencies and other interested parties in evaluating companies, including marketing services companies. Accordingly, management believes that these non-GAAP measures may be useful in assessing our operating performance and our ability to meet our debt service requirements. In addition, these non-GAAP measures are used by management to measure and analyze our operating performance and, along with other data, as our internal measure for setting annual operating budgets, assessing financial performance of business segments and as a performance criteria for incentive compensation. Management also believes that diluted cash EPS is useful to investors because it provides a measure of our profitability on a more comparable basis to historical periods and provides a more meaningful basis for forecasting future performance, by replacing non-cash amortization and depreciation expenses, which are currently running significantly higher than our annual capital needs, with actual and forecasted capital expenditures. Additionally, because of management’s focus on generating shareholder value, of which profitability is a primary driver, management believes these non-GAAP measures, as defined above, provide an important measure of our results of operations.

However, these non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as alternatives to, operating income, cash flow, EPS or other income or cash flow data prepared in accordance with GAAP. Some of these limitations are:

•	adjusted EBITDA does not reflect our cash expenditures for capital equipment or other contractual commitments;

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although depreciation and amortization are non-cash charges, the assets being depreciated or amortized may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements;

•	adjusted EBITDA and diluted cash EPS do not reflect changes in, or cash requirements for, our working capital needs;

•	adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	adjusted EBITDA does not reflect income tax expense or the cash necessary to pay income taxes;

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adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

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other companies, including companies in our industry, may calculate these measures differently and as the number of differences in the way two different companies calculate these measures increases, the degree of their usefulness as comparative measures correspondingly decreases.

Because of these limitations, adjusted EBITDA, adjusted net earnings, adjusted diluted EPS, and diluted cash EPS should not be considered as measures of discretionary cash available to us to invest in the growth of our business or reduce indebtedness. We compensate for these limitations by relying primarily on our GAAP results and using these non-GAAP financial measures only supplementally. Further important information regarding reconciliations of these non-GAAP financial measures to their respective most comparable GAAP measures can be found below.

Reconciliation of Full-year 2011 Adjusted EBITDA Guidance to Full-year 2011 Net Earnings Guidance(1):

Full-year 2011 Guidance ($ in millions)
Net Earnings	$117.2

plus: Interest expense, net	35.4
Income taxes	74.5
Depreciation and amortization	60.7
Stock-based compensation expense	13.2
Loss on extinguishment of debt	16.3
less: Other non-cash income	(2.2)

Adjusted EBITDA	$315.1

(1)

Due to the forward-looking nature of adjusted EBITDA, information to reconcile adjusted EBITDA to cash flows from operating activities is not available without unreasonable effort. We believe that the information necessary to reconcile these measures is not reasonably estimable or predictable.

Reconciliation of Full-year 2011 and 2012 Adjusted Diluted EPS and Diluted Cash EPS Guidance to Full-year 2011 and 2012 Diluted EPS Guidance:

	Full-year 2011 Guidance		Full-year 2012 Guidance
Net Earnings (in millions)	$117.2		$131.6

Diluted EPS	$2.39		$3.07
Loss on extinguishment of debt and related charges, net of tax	0.23	(2)

Adjusted diluted EPS	$2.62

plus effect of:
Depreciation	0.98		1.07
Amortization	0.26		0.29
Stock-based compensation expense	0.27		0.29

less effect of:
Capital expenditures	(0.48)		(0.75)

Diluted Cash EPS	$3.65		$3.97

Shares Outstanding (in thousands)	49,068	(3)	42,900	(4)

(2)

Represents the per share effect of costs, net of tax, related to the extinguishment of our 8 1/4% Senior Notes due 2015 during the first quarter of 2011, and costs, net of tax, related to the refinancing of our senior secured credit facility.

(3)	Represents full-year 2011 estimated weighted average fully diluted shares.
(4)	Represents full-year 2012 estimated weighted average fully diluted shares for the year ended Dec. 31, 2012 and assumes the use of 50% of free cash flow for stock repurchases.

About Valassis

Valassis is one of the nation’s leading media and marketing services companies, offering unparalleled reach and scale to more than 15,000 advertisers. Its RedPlum™ media portfolio delivers value on a weekly basis to over 100 million shoppers across a multi-media platform – in-home, in-store and in-motion. Through its digital offering, including redplum.com and save.com, consumers can find compelling national and local deals online. Headquartered in Livonia, Michigan with approximately 7,000 associates in 28 states and eight countries, Valassis is widely recognized for its associate and corporate citizenship programs, including its America’s Looking for Its Missing Children® program. Valassis companies include Valassis Direct Mail, Inc., Valassis Canada, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For more information, visit http://www.valassis.com, http://www.redplum.com and http://www.save.com.

Cautionary Statements Regarding Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from our existing competitors; new competitors in any of our businesses; a shift in client preference for different promotional materials, strategies or coupon delivery methods, including, without limitation, as a result of declines in newspaper circulation; an unforeseen increase in paper or postal costs; changes which affect the businesses of our clients and lead to reduced sales promotion spending, including, without limitation, a decrease of marketing budgets which are generally discretionary in nature and easier to reduce in the short-term than other expenses; our substantial indebtedness, and ability to refinance such indebtedness, if necessary, and our ability to incur additional indebtedness, may affect our financial health; the financial condition, including bankruptcies, of our clients, suppliers, senior secured credit facility lenders or other counterparties; certain covenants in our debt documents could adversely restrict our financial and operating flexibility; fluctuations in the amount, timing, pages, weight and kinds of advertising pieces from period to period, due to a change in our clients’ promotional needs, inventories and other factors; our failure to attract and retain qualified personnel may affect our business and results of operations; a rise in interest rates could increase our borrowing costs; possible governmental regulation or litigation affecting aspects of our business; clients experiencing financial difficulties, or otherwise being unable to meet their obligations as they become due, could affect our results of operations and financial condition; uncertainty in the application and interpretation of applicable state sales tax laws may expose us to additional sales tax liability; and general economic conditions, whether nationally, internationally, or in the market areas in which we conduct our business, including the adverse impact of the ongoing economic downturn on the marketing expenditures and activities of our clients and prospective clients as well as our vendors, with whom we rely on to provide us with quality materials at the right prices and in a timely manner. These and other risks and uncertainties related to our business are described in greater detail in our filings with the United States Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q and the foregoing information should be read in conjunction with these filings. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.